Roy E. Sinkovich
                                            Certified Public Accountant
                                              Doctor of Jurisprudence




Health Care Centers of America, Inc.
100 North Arlington Avenue
Suite 22F
Reno, Nevada 89501


To Whom It May Concern:

I prepared a prior audit report of Health Care Centers of America, Inc. ("the Company"), for the period ending December 31, 1995. Management had reported in the financial statements transactions of various agreements prior to consumation of the agreements. As a result of the contingency status of the contracts, Management adjusted their financial statements to reflect these changes.

Due to Managements decision to revise the financial statements by excluding these varioius contingent contracts, I am withdrawing my audit report for the period ending December 31, 1995. Please accept the audit reports prepared by Mr.
W. Dale McGhie for the years ending December 31, 1994 and 1995, plus Mr. W. Dale Mcghie's interim report for the period ending September 30, 1996.

Sincerely,



Mr. Roy Sinkovich
Certified Public Accountant



P.O. Box 110726 / Nashville, Tennessee 37211 / Office 615-834-0025 / Fax 615-834-0027